Exhibit 99.1

Fabio Rosati Appointed Chair of Xometry’s Board Of Directors

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A Seven-year Member Of The Board, Rosati Has Helped Guide Xometry From Its Early Days As An AI-Powered Manufacturing Platform To Its Rapid Growth As A Publicly Traded Company
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Rosati Also Brings Extensive AI Marketplace Experience, Serving As Founding CEO Of Upwork And As Board Member For Snagajob And Smith.ai
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Current Chair George Hornig Announces His Retirement And Steps Down From The Xometry Board

NORTH BETHESDA, Md. – Dec. 4, 2023 – Xometry (NASDAQ:XMTR), the global AI-powered marketplace connecting enterprise buyers with suppliers of manufacturing services, today announced the appointment of Fabio Rosati as Chair of the Board.

A seven-year member of the Xometry board, Mr. Rosati has extensive technology leadership experience with other marketplace companies, including: Upwork, the largest work marketplace, where he served as founding CEO and Board member; Snagajob, a multi-mode workforce platform for hourly employers and workers, where he served as Chairman of the Board; and Smith.ai, an AI-powered customer engagement platform for small businesses, where he serves as Board member. Earlier in his career, Mr. Rosati was CEO of internet pioneer Elance and SVP of Strategic Consulting at Capgemini Invent.

As Mr. Rosati assumes his new role, George Hornig announces his retirement. For the last 10 years, Mr. Hornig has served Xometry with distinction. In the company’s last earnings statement on November 9th, Xometry reported record financial results, including the highest revenue and gross profit in Xometry history.

“We are grateful for George’s contributions to Xometry over the last decade, and we welcome Fabio into his new role as Chair of our Board,” Xometry CEO Randy Altschuler said. “Fabio is a well-regarded technology executive who has guided other high-profile marketplaces, including Upwork, where he was founding CEO. Fabio knows Xometry and our industry well, and he will help with our next phase of growth.”

Xometry’s two-sided marketplace plays a vital role in the rapid digital transformation of the manufacturing industry. Xometry’s proprietary technology shortens development cycles, drives efficiencies within corporate environments and helps companies create resilient supply chains. Xometry’s product portfolio includes: its industry leading digital marketplace; popular Thomasnet.com industrial sourcing platform, and cloud-based tools, including Xometry Teamspace, centralized project management software for large, mission-critical projects.

About Xometry

Xometry’s (NASDAQ:XMTR) AI-powered marketplace, popular Thomasnet industrial sourcing platform and suite of cloud-based services are rapidly digitizing the $2.4 trillion manufacturing industry. Xometry provides manufacturers the critical resources they need to grow their business and makes it easy for buyers to create locally resilient supply chains. The Xometry Instant Quoting Engine® leverages millions of pieces of data to analyze complex parts in real-time, matches buyers with the right suppliers globally, and provides accurate pricing and lead times. Learn more at www.xometry.com or follow @xometry.

Investor Contact:
Shawn Milne
VP, Investor Relations
240-335-8132
Shawn.Milne@Xometry.com

Media Contact:
Matthew Hutchison
VP, Global Corporate Communications
Matthew.Hutchison@Xometry.com